Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Everi Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	457(a)	3,590,000	$8.05	$28,899,500(2)	$147.60 per $1,000,000	$4,265.57(2)
Total Offering Amounts			3,590,000		$28,899,500		$4,265.57
Total Fee Offsets							$0
Net Fee Due							$4,265.57

(1)
Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers any additional shares of the common stock, par value $.001 per share (the “Common Stock”) of Everi Holdings Inc. (the “Registrant”) that may from time to time be offered or issued in respect of the securities registered by this registration statement to prevent dilution as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding Common Stock are converted or exchanged.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange on June 24, 2024.